Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-159046

San Diego Gas & Electric Company

Final Term Sheet

August 15, 2011

Issuer:	San Diego Gas & Electric Company

Aggregate Principal Amount Offered:	$350,000,000

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2012

Coupon:	3.00%, accruing from August 18, 2011

Maturity:	August 15, 2021

Yield to Maturity:	3.06%

Spread to Benchmark Treasury:	78 basis points

Benchmark Treasury:	2.125% due August 15, 2021

Benchmark Treasury Yield:	2.28%

Optional Redemption Provision:	Make Whole Call Adjusted Treasury Rate + 15 basis points

Price to Public:	99.487%, plus accrued interest, if any

Trade Date:	August 15, 2011

Settlement Date:	August 18, 2011 (T+3)

CUSIP:	797440 BN3

ISIN:	US797440BN35

Anticipated Ratings*:	Aa3 (stable) by Moody’s Investors Service

A+ (stable) by Standard & Poor’s Ratings Services

AA- (stable) by Fitch Ratings

Joint Book-Running Managers:	CastleOak Securities, L.P.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

UBS Securities LLC

Co-Managers:	Guzman & Company

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CastleOak Securities, L.P. at 1-800-955-6332 or by email to pji@castleoaklp.com, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by email to prospectus.cpdg@db.com, by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by email to RBCNYFixedIncomeProspectus@rbccm.com, or by calling UBS Securities LLC toll-free at 1-877-827-6444, Ext. 561-3884.